Exhibit 10.13

EQUALLOGIC
INTERNATIONAL VALUE ADDED RESELLER AGREEMENT

        THIS VALUE ADDED RESELLER AGREEMENT ("Agreement"), dated as of the 1st day of January, 2007 (the "Effective Date"), is by and between EqualLogic, Inc., a Delaware corporation having its principal offices at 9 Townsend West Nashua, New Hampshire 03063 ("EqualLogic"), and                        ("VAR"), a corporation having its principal offices at                        .

        Subject to the terms and conditions of this Agreement, EqualLogic hereby accepts VAR as a Value Added Reseller of the EqualLogic storage products described on the attached Schedule 1 (the "Products"). NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Equallogic and VAR, intending to be legally bound, hereby agree as follows:

SECTION 1: DEFINITIONS

        Capitalized terms referred to herein that are not defined herein shall have the following meanings:

        "Confidential Information" means any competitively sensitive or secret business, marketing, or technical information of EqualLogic. In all cases, EqualLogic's Confidential Information shall include the Software and Documentation, the pricing and cost of its products (including its deal registration process), its supplier and customer lists, sales strategies, business and marketing plans, production processes and techniques, research and development data and inventions, assets or liabilities, financial condition, prospects, and any other information that is marked "confidential" or "proprietary" or that given its nature should reasonably be considered to be Confidential Information. Confidential Information shall not include, however, information that (1) is generally known to the public or readily ascertainable from public sources (other than as a result of a breach of this Agreement by VAR or any of its employees), (2) is independently developed without reference to or reliance on any Confidential Information, or (3) is obtained from an independent third party who created or acquired such information without reference to or reliance on Confidential Information.

        "Customer" means an Eligible Prospect that has paid for the license of the Products and has by shipment of the Products agreed to EqualLogic's end user agreement and limited warranty included in the shipment of the Products.

        "Documentation" means the user documentation relating to the Products provided by EqualLogic to VAR and any other documentation provided to VAR by EqualLogic for VAR to provide to Eligible Prospects. The Documentation shall include all changes provided to VAR or applicable Eligible Prospects by EqualLogic.

        "Eligible Prospects" means any potential end user customer, or reseller acknowledged in writing by EqualLogic to be an EqualLogic Authorized Value Added Reseller.

        "Hardware" means any Equallogic PS Series array along with customer manuals generally supplied by EqualLogic for use with the Hardware.

        "License Agreement" means EqualLogic's current End User License Agreement as outlined on the EqualLogic Partner extranet, which may be modified by EqualLogic from time to time, that governs the Customer's use of the Products (a current copy of which is attached hereto as Schedule 3) or in such other form as EqualLogic may approve in writing.    EqualLogic reserves the right to require different terms and conditions for each Eligible Prospect depending on the circumstances. EqualLogic shall provide a copy of the License Agreement with each product shipment.

        "Object Code" means computer programs assembled, compiled, or converted to magnetic or electronic binary form on software or hardware media, which are readable and usable by computer equipment, but not generally readable by humans without reverse assembly, reverse compiling, reverse conversion, reverse engineering and/or any other disassembly or decompilation.

        "Products" means, collectively, the Hardware, Software, and Third Party Products supplied in accordance with the terms and conditions of this Agreement.

        "Software" means EqualLogic's storage management software products and related Documentation made generally available by EqualLogic from time to time. The Software shall be provided in Object Code form only. No source code will be provided. The term "Software" shall include any and all software, firmware, and micro code running on Hardware or any computer system, including all Maintenance Releases and updates supplied in accordance with this Agreement.

        "Territory" means

        "Third Party Products" means any hardware or software licensed or distributed by EqualLogic to Customer under this Agreement, the intellectual property rights for which are not owned by EqualLogic.

SECTION 2: APPOINTMENT OF VAR

2.1
Distribution License to VAR. Subject to the terms and conditions of this Agreement, EqualLogic grants to VAR a non-exclusive, non-transferable right and license, during the term of this Agreement and solely within the Territory to market, demonstrate, and distribute the Products solely to Eligible Prospects.

2.2
Training, Demonstration and Development Units. VAR may purchase two Products, subject to the terms and conditions of this Agreement for the non-refundable training and demonstration unit price described in Schedule 2 and may use such Products for internal uses only (subject to the restriction set forth herein and the License Agreement). For these purposes, internal use refers only to use of the Products to assist in the provision of sales demonstrations, training, professional services and/or support services to specific Customers as contemplated under Sections 3.7 of this Agreement. VAR is prohibited from using the Products to develop modifications and/or derivatives of any nature for the purpose of redistribution without the express prior written consent of EqualLogic in each instance. These Training, Demonstration and Development licenses may not be resold except as provided in Schedule 2.

2.3
Orders for Products. All orders for Products shall be submitted by VAR to EqualLogic on VAR's standard purchase order and must specify model numbers, quantities and required delivery dates. All orders are subject to acceptance by EqualLogic which shall be deemed to have occurred upon shipment to VAR or VAR's Customer. All orders must include all Customer information including name, address, contact name and phone number. All shipments shall occur under the shipment terms detailed on Schedule 5. The terms of this Agreement shall prevail over any different or additional terms contained in any order or other document submitted by VAR. VAR may not reschedule any part of an order less than ten (10) calendar days before the scheduled shipment date, or cancel any part of an order less than thirty (30) calendar days before the scheduled shipment date. Orders cancelled less than (30) calendar days before the scheduled shipment date will be subject to a 20% of EqualLogic's U.S. Customer list price cancellation charge.

SECTION 3: RESPONSIBILITIES

3.1
Promotion. VAR shall use commercially reasonable efforts to promote and market the Products to Eligible Prospects in the Territory during the term of this Agreement. EqualLogic shall have the right to review in advance any marketing materials to be used to promote the Products to Eligible Prospects. EqualLogic's web and software content ("Content") may be utilized by the VAR in the promotion of the EqualLogic Products with the following restrictions: (i) this usage right is dependent on the VAR utilizing the Content on an "as is" basis, (ii) any modifications to this Content must be pre-approved in writing by EqualLogic before being utilized by the VAR, and (iii) any such Content that is password protected (requires the VAR to submit a password to obtain the Content) may not be redistributed to any party without the prior written consent of EqualLogic.    Any product reviews of the EqualLogic Products paid for, conducted by or otherwise commissioned by the VAR must be approved in writing by EqualLogic prior to being placed into the public domain. All of the foregoing Content and any modifications thereto, and all intellectual property rights therein, shall be owned exclusively by EqualLogic.

3.2
Sales, Forecast and Pipeline. VAR shall provide information regarding its sales, forecasts and pipeline activity for the Products in such form and with such level of detail as may be reasonably requested by EqualLogic. EqualLogic shall utilize this information only in its business management. VAR must register all deals via the EQUALLOGIC PSPP website.

3.3
Product Prices. VAR shall pay EqualLogic the minimum fees set forth on Schedule 1 attached hereto on orders of Products for delivery within the Territory which are accepted during the Term of this Agreement by EqualLogic. Prices shall not apply to orders which request shipment more than three months after receipt of order. Prices on the attached Schedule 1 apply only to purchases for use in the Territory. In order for VAR to receive the registered prices listed in Schedule 1, VAR must register each opportunity as detailed on EqualLogic's Partner extranet. Although EqualLogic may provide quotation assistance to assist VAR in the pricing of the product, the prices set out in Schedule1 shall govern all orders placed by VAR unless the parties otherwise agree in writing. The discounted prices allowed under this Section are VAR's sole compensation for its purchases and services under this Agreement. EqualLogic may in its sole discretion change prices on the Products upon 30 days written notice to the VAR. Prices do not include freight, taxes, insurance, customs, import duties, local delivery, special handling or any special packaging. VAR shall have the full freedom to determine the prices that it charges its Customers for the Products.

3.4
Out-of-Territory Exception: At EqualLogic's sole discretion, individual Product purchases may be approved for sale outside Territory. VAR shall notify EqualLogic promptly upon determining that an order is destined for export. Exception approval must be in writing from EqualLogic, and different Product pricing may apply.

3.5
Delivery Shipment shall be as outlined in EqualLogic's standard terms and conditions (a current copy is included on Schedule 5). Title (other than to the Software which shall remain with EqualLogic) and risk of loss of the Products shall pass to the VAR as detailed on Schedule 5. VAR shall be responsible for storage charges, if any, and for transportation and insurance charges. EqualLogic shall not be liable for delays for cause beyond EqualLogic's control. In the event EqualLogic ships to VAR for redistribution to end user, VAR shall not remove, alter, substitute or otherwise modify the contents of the Product as shipped by EqualLogic.

3.6
Sales Support; License Agreement. EqualLogic and VAR shall each assign a relationship account manager for each Eligible Prospect, who shall jointly determine the sales strategy for such Eligible Prospect. Confidential Information may only be disclosed or provided to Eligible Prospects who have executed a confidentiality agreement supplied or approved by EqualLogic, and only to the extent reasonably necessary to market and sell the Products. Copies of the Products (and/or any access to the Products) shall be provided to an Eligible Prospect (for use, or any other purpose) only pursuant to the License Agreement furnished with the Product.

        3.7    Training.    EqualLogic shall provide sales and technical training to VAR for the purposes of marketing and selling the Products, subject to Section 7.4 hereof. VAR shall maintain trained staff in accordance with EqualLogic's Partner Program as outlined on the EqualLogic partner extranet. EqualLogic reserves the right to modify these training requirements from time to time. As part of its obligation under this agreement, EqualLogic will make trained technical support engineers available to VAR's authorized contacts to answer technical questions and address potential errors in the Products. Such availability may be by telephone, fax, electronic mail or other means as determined necessary by EqualLogic. EqualLogic will make such support available to VAR during its normal hours of operation.

3.7
Technical Services.

3.7.1
Installation Support.    VAR shall be responsible for the successful installation of the Products. Upon installation, the VAR must ensure that the Customer also registers the product for support directly with EqualLogic.

3.7.2
Maintenance Services.    VAR may sell EqualLogic Maintenance and Support Services contracts for the Products directly to its Customers for the first year following the Customer's purchase of Products. Thereafter, EqualLogic Maintenance and Support Services contract renewals may be sold by VAR to the extent that (a) VAR is still an authorized value added reseller for the Products, and (b) EqualLogic is still supporting such Products for its customers and resellers. A description of EqualLogic's current standard Maintenance and Support Services is included herein as Schedule 4 (this schedule may be modified by EqualLogic from time to time). VAR shall charge Customers for Maintenance and Support Services based on EqualLogic's then current standard price for such services and shall receive a discount for such services as described in Schedule 1 to this Agreement. Each Party shall designate a support contact person to serve as the principal contact for support issues.

3.7.3
Accessories:    Product only includes power cords when shipped to selective geographies. Where Product does not include power cords, VAR shall, at VAR's expense, procure and supply to Customer any and all power cords required by Customer for proper Product operation.

3.8
Security Screening    VAR shall provide EqualLogic with the necessary information required of EqualLogic to screen Customers as required by the United States Government or by applicable law. This information includes at a minimum for each order the items outlined on the Customer form as outlined on the EqualLogic Partner extranet (a current copy of which is listed as Schedule 6).

SECTION 4: TERM

4.1
Term.    Subject to earlier termination as provided herein, this Agreement shall have an initial term commencing on the Effective Date of this Agreement and continuing until December 31, 2007. Unless notified in writing by EqualLogic, this Agreement shall automatically renew for successive 12 month periods.

        This Agreement may be terminated earlier, at EqualLogic's election, if VAR if (i) VAR fails to perform its obligations hereunder in any material respect; provided that EqualLogic notifies VAR of such breach and gives VAR a reasonable period of time, not to exceed thirty (30) days to cure such breach from the date of such notification being given; or (ii) effective immediately and without any requirement of notice, in the event that (a) VAR files a petition in bankruptcy or winding up, files a petition seeking any reorganization, arrangement, composition or similar relief under any law regarding insolvency or relief for debtors; or makes an assignment for the benefit of creditors, (b) a receiver, trustee or similar officer is appointed for the business or property of VAR, (c) any involuntary petition or proceeding under bankruptcy or insolvency law is instituted against VAR and is not stayed, enjoined, or discharged within 60 days, or (d) VAR adopts a resolution for, or undertakes to effect a, discontinuance of its business or dissolution. During the continuation of any breach of this Agreement by VAR, EqualLogic shall have the right to suspend shipments (including stoppage in transit) in addition to any other rights or remedies available at law or in equity or under this Agreement. Termination by EqualLogic for material breach shall not limit any other rights EqualLogic may have as a result of a breach or failure of VAR to satisfy any provision of this Agreement.

4.2
Effect. Upon termination or expiration of this Agreement, the licenses granted under Section 2 (including all rights to market and distribute the Products) shall terminate and VAR shall immediately deliver to EqualLogic, at VAR's own expense, all copies of the Products and any other materials related to EqualLogic in the possession of VAR; provided, however that unless this Agreement is terminated by EqualLogic due to a material breach by VAR, VAR's license to use the Products for internal development purposes as described in Section 2.2 shall continue provided VAR has previously purchased a fully-paid up perpetual license prior to such termination date. All authorized sublicenses of Products to Customers pursuant to License Agreements shall continue after termination of this Agreement until the termination of such License Agreements; provided that any amendments to such License Agreements shall require the written consent of EqualLogic. Sections 4.2 and 5 through 16 hereof shall survive termination or expiration of this Agreement and shall thereafter remain in effect in accordance with their terms.

SECTION 5: TITLE; INTELLECTUAL PROPERTY

5.1
Title to Software. The Software is (a) protected by U.S. and international copyright laws, treaties, and conventions (b) copyrighted work under U.S. and foreign laws; (c) protected as trade secrets and Confidential Information. EqualLogic retains all right, title, and interest in and to the Software, and all patent, copyright, trade secret and other intellectual property rights contained therein and all derivatives thereto, subject only to the licenses granted to VAR in Section 2 hereof. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed as limiting or restricting in any manner EqualLogic's right or ability to market, distribute, license or otherwise exploit in any manner the Products, or to appoint dealers, distributors, resellers, licensees, agents or representatives of any kind for the Products. VAR agrees that all intellectual property rights and all other ownership in any ideas, modifications, or suggestions it proposes, creates, or authors relating to the Products ("Suggestions") are hereby assigned to EqualLogic and shall be the sole and exclusive property of EqualLogic. EqualLogic shall have sole discretion as to whether and how to implement any such Suggestions into the Products.

5.2
Enforcement. VAR shall enforce against all Customers and other third parties (such as subcontractors to VAR) the provisions of any agreement (including but not limited to any License Agreement) that VAR is a party to, that affect EqualLogic's proprietary or confidentiality rights in the Products or in any other intellectual property rights of EqualLogic. If VAR learns that any such person has breached any such provision, VAR will immediately notify EqualLogic and take, at VAR's expense, all steps that may be available to it to enforce the License Agreement, including but not limited to availing itself of actions for seizure or injunctive relief. If VAR fails to take these steps in a timely and adequate manner, EqualLogic may, at VAR's expense, (i) take them in its own or VAR's name, (ii) take all other necessary steps to prevent subsequent unauthorized use or dissemination, and/or (iii) demand return of all Confidential Information and enter VAR's or other applicable entities' facilities to collect such Confidential Information.

5.3
Restrictions. Except as expressly permitted in this Agreement, VAR shall not, and shall not permit others to, (i) use, modify, copy, or otherwise reproduce the Products in whole or in part, (ii) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code form or structure of any Software sold with or contained in the Products, (iii) distribute, sublicense, assign, share, timeshare, sell, rent, lease, grant a security interest in, use for service bureau purposes, or otherwise transfer the Products or VAR's right to use the Products, or (iv) remove any proprietary notices or labels on the Products (including without limitation, any copyright, trademark or "powered by EqualLogic" notices). VAR may not use the Products in any way except as expressly provided in this Agreement and may not appoint any sub-distributors or resellers without EqualLogic's prior written consent and then only if (i) each such sub-distributor or reseller is bound by a written agreement with EqualLogic (ii) VAR does not grant a sub-distributor or reseller any right relative to the Products not granted by EqualLogic;

5.4
Trademarks; Advertising. During the term of this Agreement, VAR is authorized by EqualLogic to use the phrase "AUTHORIZED EQUALLOGIC VAR" in connection with the VAR's promotion and sale of the Products. EqualLogic's trademarks may be used by VAR only to denote the origin of the Products. If used, they shall be depicted in capital letters with the appropriate notation for U.S. registered trademarks and common law trademarks and a notation that the marks are owned by EqualLogic. Any other use of trademarks, trade names or logos of EqualLogic or its suppliers shall be subject to express prior approval of EqualLogic. In all other respects, this Agreement confers no right or license with regard to EqualLogic's trade name, trademarks, service marks, logos, or packaging, or any related goodwill, all of which shall be the exclusive property of EqualLogic. VAR shall immediately notify EqualLogic upon discovery of any infringement or other misuse of thereof. EqualLogic reserves the right to amend any EqualLogic trademark, service mark or logo and agrees to notify VAR of any such amendments that are relevant to VAR's business. VAR agrees to ensure that its use of any such mark and/or logo is amended accordingly. VAR shall not place VAR's own mark on any of the Products or their packaging without EqualLogic's prior written consent. VAR shall not remove, obscure or otherwise deface any of EqualLogic's trademarks, service marks or logos on any of the Products. VAR shall assist EqualLogic, at EqualLogic's request, in perfecting and maintaining EqualLogic's rights under trademark and similar laws in the Territory by advising EqualLogic of any special registration, recording, or notice requirements. EqualLogic may identify VAR as a sales partner in EqualLogic advertising and marketing materials. VAR shall not make any representations concerning the Products that are inconsistent with EqualLogic's marketing materials and advertising which are provided to VAR or made available by EqualLogic.

SECTION 6: CONFIDENTIALITY

6.1
Confidentiality. VAR agrees at all times to maintain the complete confidentiality of the Software and any schematics or similar materials related to the Products and all other Confidential Information and not to use, copy or disclose the Products and other Confidential Information except as expressly permitted by this Agreement. Confidential Information shall include but not be limited to information relating to the performance, functionality, reliability or any benchmarking tests or results of the EqualLogic Products. VAR agrees to limit disclosure of such Confidential Information to its employees who reasonably require access to such information to enable VAR to carry out its rights and obligations under this Agreement and who are bound by a written agreement to maintain the confidentiality of such Confidential Information no less protective than the provisions of this Section 6.

6.2
Required Disclosure. VAR may disclose necessary portions of the Products or other Confidential Information to governmental regulatory authorities if such disclosure is required for compliance with applicable laws, but VAR shall notify EqualLogic of the applicable legal requirements before such disclosure occurs and VAR shall use its best efforts to help EqualLogic obtain protection as may be available to preserve the confidentiality of such information following disclosure.

6.3
Protection of Products. EqualLogic shall have the right to enter the premises of VAR at any time upon reasonable request during regular business hours in a non-disruptive manner, for the purpose of inspecting the location and use of the Products and the standard procedures of VAR regarding retention, safekeeping, and disposal of all materials pertaining thereto.

6.4
General. Subject to the terms and conditions of this Agreement, upon any termination of VAR's right to possess and/or use Confidential Information, VAR shall turn over to EqualLogic (or, if agreed by EqualLogic, destroy) any disk drives, storage arrays, software media, documentation, drawings, blueprints, notes, memoranda, specifications, devices, documents, or any other tangible embodiments of any such Confidential Information. Notwithstanding any other provision of this Agreement, VAR agrees that money damages would not be a sufficient remedy for any breach of this Section 6 and that in addition to all other remedies that may be available, EqualLogic shall be entitled to seek equitable relief as a remedy for such breach.

SECTION 7: FEES AND CHARGES; PAYMENT

7.1
Hardware and Software License Fees. All agreements shall provide for the payment of hardware and software license fees ("Fees") by Customers directly to VAR and VAR shall be responsible for invoice and collection of such Fees. The fees to be paid by VAR to EqualLogic are set forth in Schedule 1. VAR shall pay EqualLogic all fees due within thirty (30) days from the date EqualLogic ships the Products to VAR or a Customer.

7.2
Maintenance Fees. VAR shall be responsible for invoicing and collection of maintenance fees from Customers to whom it has sold Maintenance and Support Services. VAR shall pay EqualLogic within thirty (30) days following the date of associated Product shipment, and renewals thereafter as long as the Customer remains on active maintenance with VAR, the fees for such Maintenance and Support fees as described on Schedule 1 (the "Maintenance Fee").

7.3
Records and Inspection Rights. VAR will keep and maintain proper records and books of account relating to its distribution of the Products to Customers. EqualLogic may have an independent audit firm inspect and audit on its behalf, any such records to verify VAR's compliance with its payment obligations hereunder. Any such inspection will be conducted during regular business hours, upon at least five (5) business days advance written notice, at VAR's offices in a manner that does not unreasonably interfere with VAR's business activities. The person or entity conducting such audit must execute an appropriate confidentiality agreement with respect to VAR's non-public or proprietary information. Such inspection shall be at EqualLogic's cost and expense, unless the inspection reveals that VAR underpaid the amount actually owing by five percent (5%) or more over any quarterly period, in which case VAR shall pay such reasonable out of pocket costs and expenses. Such audits may be conducted no more than once in any twelve (12) month period. In the event that EqualLogic wishes to inspect such books and records, VAR will make all relevant records available. VAR shall use reasonable commercial efforts to compel its Customers to permit EqualLogic to inspect the records of such Customer as provided in this Section, the cost of such inspections to be borne equally by the parties and the parties agree to discuss in good faith the necessity of any such inspection.

7.4
Training Costs. Each party shall cover their own costs with regards to training of the VAR staff. These costs include any travel expenses incurred as a result of this training.

7.5
Taxes. VAR shall collect, report, and pay to the relevant taxing authority, and indemnify EqualLogic for any liability relating to, all applicable excise, property, value-added tax (VAT), sales and use, or similar taxes, any withholding requirement in addition to or in lieu thereof, and any customs, import, export or other duties, levies, tariffs, taxes, or other similar charges (except for taxes related to EqualLogic's income) that are imposed by any jurisdiction relating to VAR's obligations herein.

7.6
Payment Terms and Interest. Standard payment terms are net 30 days from the date of shipment unless otherwise agreed in writing by EqualLogic's Chief Financial Officer or his designee. On occasion alternative payment terms may need to be set when orders exceed VAR's established credit limit or if a shipment is being shipped outside of the United States or Canada (these terms will be set prior to any shipment of products to the VAR. VAR may make payments to EqualLogic via a major credit card; however a 3% processing fee will be added on all credit card orders. Any payment which is delayed for more than thirty (30) days beyond the due date shall be subject to an interest and service charge of one and one-half percent (1.5%) per month, or, if less, the maximum allowed by applicable law, compounded monthly from the date such payment first became due until paid.

7.7
Payment Method. All payments made hereunder shall be made in U.S. dollars by wire transfer, check, or other reasonable payment means and to such bank account(s) indicated by EqualLogic in writing from time to time.

SECTION 8: WARRANTY; LIMITATIONS

8.1
Disclaimer. OTHER THAN THE LIMITED WARRANTY MADE DIRECTLY TO CUSTOMERS OF THE PRODUCTS PURSUANT TO AND AS EXPRESSLY SET FORTH IN THE LICENSE AGREEMENT, EQUALLOGIC MAKES NO WARRANTIES OR REPRESENTATIONS AS TO ANY PRODUCT OR AS TO ANY SERVICES RENDERED TO VAR, ITS CUSTOMERS OR ANY OTHER PERSON. EQUALLOGIC RESERVES THE RIGHT TO CHANGE ITS WARRANTY AND SERVICE POLICIES AT ANY TIME, WITHOUT FURTHER NOTICE AND WITHOUT LIABILITY TO VAR OR ANY OTHER PERSON. EXCEPT AS SET FORTH ABOVE, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EQUALLOGIC DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, ORAL OR WRITTEN, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF THE TRADE.

8.2
Limitations. The cumulative liability of EqualLogic to VAR for all claims relating to the Products and any services EqualLogic renders hereunder, in contract, tort, or otherwise, shall not exceed the total amount of all fees paid by VAR to EqualLogic under this Agreement within the prior year. This limitation shall not apply to the indemnification provided in Section 9 below. In no event shall either party be liable to the other for any consequential, special, incidental or other indirect damages, including without limitation lost profits, even if advised of the possibility thereof, except that this limitation shall not apply to a breach by VAR of Sections 5.3 or a breach by a party of Section 6.

SECTION 9: INTELLECTUAL PROPERTY INDEMNIFICATION

9.1
Indemnification By EqualLogic. EqualLogic shall (as long as VAR is not in default under this Agreement or any other agreement with EqualLogic) defend and indemnify VAR from and against any and all damages, costs and expenses, including attorneys' reasonable fees, incurred by VAR in connection with any third-party claim of infringement by the Products of any U.S copyright or misappropriation of any trade secret, provided EqualLogic is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance by VAR and the opportunity to assume sole control over defense and settlement of any claim.

  EqualLogic will not be responsible for any settlement it does not approve in writing. The foregoing obligations do not apply with respect to the Products or portions or components thereof (a) modified after delivery by EqualLogic, (b) combined with other products, processes or materials to the extent the alleged infringement relates to such combination, or (c) used other than as specified in the accompanying documentation. In the event that the Products are held, or is believed by EqualLogic, to be infringing, EqualLogic shall have the option, at its expense, to (i) modify the Products to be non-infringing, (ii) obtain a license for continued use of the Products, (iii) replace the Products with functionally equivalent noninfringing products or (iv) cease selling the Products pursuant to this Agreement. THIS SECTION STATES THE ENTIRE LIABILITY OF EQUALLOGIC AND VAR'S SOLE AND EXCLUSIVE REMEDIES FOR ANY INFRINGEMENT BY THE PRODUCTS.

9.2
Indemnification By VAR. VAR shall defend, indemnify and hold harmless EqualLogic and its affiliated companies, and their respective officers, directors, employees and agents from and against any and all damages, costs and expenses, including attorneys' reasonable fees, incurred by EqualLogic in connection with any third-party claim (i) against EqualLogic by a Customer that relates to such Customer's relationship with VAR (and not to any direct relationship which EqualLogic may have with such Customer) including but not limited to representations made by, actions or omissions by VAR inconsistent with this Agreement, or (ii) events described in (a) through (c) of Section 9.1 above, or (iii) any violation under Section 15 below.

SECTION 10: POWER AND AUTHORITY

        Each party hereby represents and warrants to the other party hereto that it has full power and authority to enter into and perform under the terms of this Agreement, and the person executing this Agreement on behalf of such party has been properly authorized and empowered to so execute this Agreement.

SECTION 11: NOTICES

        All notices or other communications to be given hereunder shall be in writing and delivered either by telecopy (confirmation by air mail) or by international second-day courier, courier charges prepaid, and addressed to the appropriate party as follows: If to VAR:                , and if to EqualLogic: EqualLogic, Inc., 9 Townsend West, Nashua, NH 03063, Attn.: Mgr. Contracts. Notices delivered personally shall be effective upon delivery and notices delivered by any other authorized method shall be effective upon their receipt by the party to whom they are addressed.

SECTION 12: ASSIGNMENT; CHANGE OF CONTROL

        This Agreement (and rights and obligations hereunder) may not be assigned or transferred in any manner, whether in whole or in part, by VAR, nor may VAR delegate, sublicense or subcontract any obligation incurred hereunder without the prior written consent of EqualLogic. Subject to the foregoing, this Agreement shall inure to the benefit of, and shall be binding on, the parties hereto, their successors and assigns. In the event of a Change of Control (as defined below) of VAR this Agreement shall automatically terminate unless VAR obtains the written consent of EqualLogic at least thirty (30) days before such Change of Control takes place. For the purposes of this agreement, the term "Change of Control" shall refer to any merger, acquisition or similar business combination by VAR, or a sale of more than 50% of VAR's assets or voting stock to any third party

SECTION 13: GOVERNING LAW AND LANGUAGE

        This Agreement and the rights and obligations of the parties shall be governed and construed in accordance with the laws of the State of New Hampshire and the United States. Any action brought pursuant to or in connection with this Agreement shall be brought only in the state or federal courts within the State of New Hampshire without regard to its conflict of laws provisions. In any such action, the parties shall submit to the personal jurisdiction of the courts of the State of New Hampshire and waive any objections to venue in such courts. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

SECTION 14: ENTIRE AGREEMENT; WAIVER; SEVERABILITY

        The Agreement, including the attached Schedules, constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements or communications with regard to the subject matters described. No additional or conflicting term in a purchase order or other document shall have any effect on the terms of this Agreement. This Agreement may not be modified except by a writing signed by authorized representatives of both parties. A waiver by either party of its rights hereunder shall not be binding unless contained in a writing signed by an authorized representative of the party waiving its rights. The non-enforcement or waiver of any provision on one occasion shall not constitute a waiver of such provision on any other occasions unless expressly so agreed in writing. It is agreed that no usage of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement. By signing this Agreement, VAR releases all claims against EqualLogic which may exist under any prior agreement for the sale of the Products. VAR IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY CONTAINED IN THIS AGREEMENT

SECTION 15: COMPLIANCE WITH LAWS

        VAR shall, at its own expense, comply with all laws relating to the marketing, sublicensing and distribution of the Products as contemplated hereunder (including but not limited to all import and export laws), and shall procure all licenses and pay all fees and other charges required thereby. In furtherance but not in limitation of the above neither VAR nor any of its directors, officers, employees, or agents shall make or offer to make any payment or gift directly or indirectly to any employee, officer, or representative of any governmental entity or instrumentality or to any foreign political party, any official of a foreign political party, or candidate, when such payment would constitute a bribe, kickback, or illegal payment under U.S. or applicable foreign laws. Additionally, the VAR shall comply with the regulations set forth on the EqualLogic Partner extranet (a current copy of which is attached as Schedule 7) including but not limited to (i) not permitting any of the Products to be shipped or distributed or otherwise exported or re-exported by VAR or any third party (i) into (or to a national or resident of) any country to which the United States of America has embargoed goods; or (ii) to anyone on the United States of America's Treasury Department's list of Specially Designated Nationals, the United States of America's Commerce Department's Table of Denial Orders or the Office of Foreign Asset Control List.

SECTION 16: INDEPENDENT CONTRACTOR

        Each party hereto shall be and remain an independent contractor; nothing herein shall be deemed to constitute the parties as partners, and neither party shall have any authority to act, or attempt to act, or represent itself, directly or by implication, as an agent of the other or in any manner assume or create, or attempt to assume or create, any obligation on behalf of or in the name of the other, nor shall either be deemed the agent or employee of the other. VAR shall conduct business in a manner that reflects favorably at all times on EqualLogic's products, goodwill and reputation and make no false or misleading representations with regard to EqualLogic, it affiliates or product.

SECTION 17: GENERAL

        Except with respect to the payment of monies due, neither party shall be deemed to be in default for delay in performance under this Agreement resulting directly or indirectly from acts of God, war, civil disturbances, accidents, fire, explosions, strikes, labor disputes, fuel shortages, natural calamities, or from failure to receive on a timely basis suitable parts, labor, materials, or transportation. The time for performance so delayed shall be extended for the period of such delay. Reseller shall not provide any form of compensation or gifts to an EqualLogic employee without the written consent of EqualLogic's CEO or CFO.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above-written. This Agreement may be executed by facsimile in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

EQUALLOGIC, INC.:
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VAR:
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